EXHIBIT 99.B


To: Analysts and Investors:

While we continue to work towards the filing of El Paso Corporation's Form 10-K, I want to update you on our continued progress in reducing debt. El Paso Corporation's total debt, net of cash, at March 31, 2004 was $19.4 billion. This represents a $1 billion reduction since December 31, 2003. Our cash position at March 31, 2004 was $1.9 billion. We will provide you with more detail with the filing of our first quarter 10-Q and during our first quarter earnings conference call.

Attached to this e-mail is an updated chart from our web site showing our debt position at March 31, 2004. We have also attached an updated debt maturity schedule and asset sales tracker. All of these materials are posted at www.elpaso.com in the Investor section.

We look forward to providing you with additional updates on our progress.

Dwight Scott
Chief Financial Officer

This document includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this document, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; the timing of the completion of the internal review of the reserve revisions, and the extent and time periods involved in any potential restatement of prior years' financial results; the potential impact of any restatement of financial results on our access to capital (including borrowings under credit arrangements and other financing transactions); changes in reserves estimates based upon internal and third party reserve analyses; the uncertainties associated with the outcome of governmental investigations; the outcome of litigation including shareholder derivative and class actions related to the reserve revision and potential restatement; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.